ENDORSEMENT
                           APPLICABLE TO NON-QUALIFIED
                                  CERTIFICATES


THIS ENDORSEMENT APPLIES ONLY TO JOINT OWNERS OF A NON-QUALIFIED CERTIFICATE. BOTH OWNERS POSSESS AN UNDIVIDED INTEREST IN THE RIGHTS OF THE ENTIRE CERTIFICATE. BOTH OWNERS MUST ACT JOINTLY IN EXERCISING ANY OWNERSHIP RIGHTS. UNLESS OTHERWISE INDICATED ANY REFERENCE TO "YOU" AND "YOUR" IN THE CERTIFICATE WILL APPLY TO BOTH OF THE OWNERS.

Both Owners must be of legal age or age of majority. Neither Owner may be a non-natural person.

1.   OWNER DEATH DISTRIBUTION RULES (SECTION 6.01):

     Upon the death of an Owner, before the Annuity Commencement Date:

     (a) If a Joint Owner who is also the Annuitant dies, we will pay the death benefit described in Section 6.01. The surviving Joint Owner will be deemed the beneficiary, superseding any other beneficiary designation.

           Under the following circumstances, the death benefit described in Section 6.01 of the Certificate will not be paid at the death of the Joint Owner/Annuitant before the Annuity
           Commencement Date and the coverage under the Certificate will continue:

           (i)     the Joint Owner/Annuitant is married at the time of death;

           (ii)    the surviving spouse is the person named as Joint Owner; and

           (iii) the spouse elects to become the sole Owner "Successor Owner and Annuitant" of the Certificate if the spouse survives the Joint Owner/Annuitant.

     (b) If the Joint Owner who is not the Annuitant dies, or if neither Owner is the Annuitant and either Owner dies, the surviving Joint Owner becomes the sole Owner and will be deemed the beneficiary superseding any other beneficiary designation.

           The entire amount in the Investment Options (after any Withdrawal Charge) must be fully paid to the surviving Owner as beneficiary by December 31st of the fifth calendar year after the year of the death of the first Joint Owner to die, or payments must begin by December 31st of the year following the death of the first Joint Owner to die as a life annuity or installment option for a period of not longer than the life expectancy of the surviving Owner as beneficiary. If the Joint Owners have not elected a form of payment as described in
           Section 6.02, a single sum payment must be made to the surviving Owner as beneficiary on the December 31st of the fifth calendar year after the death of the first Joint Owner to



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           die. Subject to our rules at the time of payment, the surviving Owner as beneficiary may elect to apply such a single sum payment to a new non-qualified annuity contract to be owned by the surviving Owner as beneficiary. Instead of a single sum payment, the surviving Owner as beneficiary may elect to receive an Annuity Benefit or a payout option which satisfies the terms of Section 72(s) of the Code and our rules at the time. However, if the surviving Owner is the spouse of the deceased Joint Owner, the spouse can elect to continue the Certificate while the Annuitant is living, and full payment of amounts under the Certificate must be made not later than five years after the spouse's death.

           If payments under an Annuity Benefit had begun before such Joint Owner's death, such payments will continue to be made pursuant to the terms of such Benefit.

           If the Annuitant dies before the entire amount under the Certificate is paid, we will pay the death benefit to the surviving Owner as beneficiary as described in Section 6.01.

           If the surviving Owner dies before the Annuitant, and before all amounts have been paid under the Certificate, such amount will be paid in a single sum to the beneficiary previously designated under the Certificate. If there is no designated beneficiary living, the payment will be made to the surviving Owner's estate.

2.   ELECTION OF ANNUITY BENEFITS (SECTION 7.02):

     If a period certain installment option is elected for payment of proceeds as discussed in 1 (b) above, the period certain elected may not extend beyond the life expectancy of the beneficiary.

3.   ASSIGNMENTS (SECTION 9.05):

     Notwithstanding the terms of Section 9.05, you may assign the Certificate and the rights described therein before the Annuity Commencement Date and for any purpose other than as collateral or security for a loan. We will not be bound by an assignment unless we have received it and it is in writing. Your rights and those of any other persons referred to in the Certificate and this Endorsement will be subject to the assignment. We assume no responsibility for the validity of any assignment.

NEW YORK,

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


   /s/ Edward D. Miller                            /s/ Pauline Sherman


  President and Chief Executive Officer            Vice President, Secretary and
                                                   Associate General Counsel

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